                                                                    EXHIBIT 16.1




[KPMG LOGO]

          One Arizona Center
          400 E. Van Buren Street
          Suite 1100
          Phoenix, AZ 85004




October 20, 2000

The Securities and Exchange Commission
Washington, D.C.


Ladies and Gentlemen:

We were previously principal accountants for Intelispan, Inc. and, under date of February 18, 2000, we reported on the consolidated financial statements of Intelispan, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On October 16, 2000, our appointment as principal accountants was terminated. We have read Intelispan, Inc.'s statements contained under Item 4 of its Form 8-K dated October 20, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Intelispan, Inc.'s statement that the change was approved by the Board of Directors of the Company, nor are we in a position to agree or disagree with Intelispan, Inc.'s statement that Arthur Andersen was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Intelispan, Inc.'s financial statements.



                                        /s/ KPMG LLP